SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act of 1934
                      (Amendment No.               )

Filed by Registrant [ X ]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14a-
    6(e)(2)]
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                             LUBY'S CAFETERIAS, INC.
_____________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          _______________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          _______________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          _______________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
          _______________________________________________________________

     5)   Total fee paid:
          _______________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ________________________________________

     2)   Form, Schedule or Registration Statement No.:
          ________________________________________________________________

     3)   Filing Party:
          ________________________________________________________________
     4)   Date Filed:
          ________________________________________________________________

December 1, 1998







Dear Shareholders:

You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Luby's Cafeterias, Inc. to be held on Friday, January 8, 1999, at 10:00 a.m., at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

We hope as many of you as possible will attend the meeting in person. Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign, and mail the enclosed proxy in the envelope provided.

Sincerely,


BARRY J.C. PARKER
__________________________
Barry J.C. Parker
President and
Chief Executive Officer


DAVID B. DAVISS
__________________________
David B. Daviss
Chairman of the Board

                             LUBY'S CAFETERIAS, INC.

                             2211 Northeast Loop 410
                                P. O. Box 33069
                         San Antonio, Texas   78265-3069

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD JANUARY 8, 1999


To the Shareholders of
  LUBY'S CAFETERIAS, INC.

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Luby's Cafeterias, Inc., a Delaware corporation, will be held at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas, on Friday,
January 8, 1999, at 10:00 a.m., local time, for the following purposes:

     (1) To elect one director to serve until the 2001 Annual Meeting of Shareholders and four directors to serve until the 2002 Annual Meeting of Shareholders;

     (2) To adopt an amendment to the Certificate of Incorporation to change the corporate name to "Luby's, Inc.;"

     (3)  To approve the Luby's Incentive Stock Plan;

     (4)  To approve the appointment of auditors for the 1999 fiscal year; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at November 10, 1998. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 2211 Northeast Loop 410, San Antonio, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.


                                              LUBY'S CAFETERIAS, INC.
                                              James R. Hale
                                              Secretary
Dated:  December 1, 1998

                              LUBY'S CAFETERIAS, INC.
                              2211 Northeast Loop 410
                                  P. O. Box 33069
                           San Antonio, Texas  78265-3069

                                 PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Luby's Cafeterias, Inc., a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Shareholders on January 8, 1999, or at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about December 1, 1998.

                                   THE COMPANY

     The Company was restructured into a holding company on February 1, 1997, at which time all of the operating assets were transferred to Luby's Restaurants Limited Partnership, a Texas limited partnership composed of two wholly owned indirect corporate subsidiaries of the Company. All cafeteria operations are conducted by the partnership. Unless the context indicates otherwise, the word "Company" as used herein includes the partnership and the consolidated corporate subsidiaries of Luby's Cafeterias, Inc.

                              VOTING AND PROXIES

     Only holders of record of common stock of the Company as of the close of business on November 10, 1998, will be entitled to vote at the meeting. There were 22,964,475 shares of common stock outstanding on the record date, exclusive of 4,438,592 treasury shares. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

     All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the meeting and voting in person.

      The election of nominees for director requires a plurality of the votes cast. Approval of the amendment to the certificate of incorporation to change the corporate name requires the affirmative vote of a majority of the outstanding shares entitled to vote at the meeting. Approval of the Luby's Incentive Stock Plan requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Broker nonvotes and abstentions will not be included in determining the number of votes cast on any matter.

     The Company's Bylaws provide that candidates to stand for election as directors at an annual meeting of shareholders shall be nominated by the Board of Directors. Candidates may also be nominated by any shareholder of record entitled to vote at the meeting, provided the shareholder gives timely notice thereof. To be timely, such notice shall be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and shall include (i) the name and address of the shareholder who intends to make the nomination, (ii) the name, age, and business address of each nominee, and (iii) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

                            SENIOR MANAGEMENT CHANGES

     On May 9, 1997, David B. Daviss was elected as Acting Chief Executive Officer. On October 1, 1997, he resigned as Acting Chief Executive Officer and was elected Chairman of the Board. On October 1, 1997, Barry J.C. Parker was elected President and Chief Executive Officer. On April 30, 1998, William E. Robson resigned as Executive Vice President-Operations.

                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in number as possible, with the members of each class to serve three-year terms. In accordance with the Bylaws, the Board has fixed the number of directors at eleven. The directors whose terms expire at the 1999 Annual Meeting of Shareholders are Ronald K. Calgaard, Judith B. Craven, David B. Daviss, Arthur R. Emerson, and Roger R. Hemminghaus.
Dr. Calgaard has been nominated for reelection to serve until the 2001 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Dr. Craven, Mr. Daviss, Mr. Emerson, and Mr. Hemminghaus have been nominated for reelection to serve until the 2002 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors recommends a vote FOR such nominees.

     The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as directors, unless otherwise specified. Such nominees have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominee according to their best judgment in the interest of the Company.

     The following information is furnished with respect to each of the nominees and for each of the other six directors whose terms will continue after the meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominee for Election to Term Expiring in 2001

     RONALD K. CALGAARD is President of Trinity University (since 1979).  He is
          61 and has been a director of the Company since July 1998. He is a member of the Compensation Committee. He is a director of Plymouth Commercial Mortgage Company and Valero Energy Corporation and is Chairman of The Trust Company, N.A.

Nominees for Election to Terms Expiring in 2002

     JUDITH B. CRAVEN is a Physician Administrator.  She was  President of
          United Way of the Texas Gulf Coast (1992-1998). She is 53 and has been a director of the Company since July 1998. She is a member of the Compensation Committee. She is a director of A.H. Belo Corporation, Sysco Corporation, and the Houston Branch of the Federal Reserve Bank of Dallas.

     DAVID B. DAVISS is Chairman of the Board of the Company (since October
          1997). He was Acting Chief Executive Officer from May to October 1997. He is 62 and has been a director of the Company since 1984. He is Chairman of the Executive Committee and a member of the Corporate Governance Committee. He served as Chairman of the Audit Committee prior to May 1997. He is an advisory director of Austin Trust Company.

     ARTHUR R. EMERSON is Vice President and General Manager of the Texas
          Stations of the Telemundo television network. He is 54 and has been a director of the Company since July 1998. He is a member of the Audit Committee. He is a director of the San Antonio Branch of the Federal Reserve Bank of Dallas and USAA Federal Savings Bank and is a trustee of City Public Service (San Antonio).

     ROGER R. HEMMINGHAUS is Chairman of the Board, Chief Executive Officer, and a director of Ultramar Diamond Shamrock Corporation, where he also served as President until December 1996. He is 62 and has been a director of the Company since 1989. He is Chairman of the Compensation Committee and a member of the Executive Committee and the Corporate Governance Committee. He is Chairman of the Federal Reserve Bank, Eleventh District, and a director of New Century Energies, Inc.

Incumbent Directors Whose Terms Expire in 2000

     BARRY J.C. PARKER is President and Chief Executive Officer of the Company
          (since October 1997). From 1989 to 1996 he was Chairman of the Board, President, and Chief Executive Officer of County Seat Stores, Inc., a casual apparel chain. He was a principal of Hoak Capital Corporation from January to October 1997. He is 51 and has been a director and officer of the Company and a member of the Executive Committee since October 1997. He is a trustee of Prentiss Properties Trust.

     WALTER J. SALMON is Emeritus Professor, Harvard Graduate School of Business
          Administration (since 1996). Prior thereto he was Stanley Roth, Sr. Professor of Retailing, Harvard Graduate School of Business Administration. He is 68 and has been a director of the Company Since1979. He is a member of the Compensation Committee, the Audit Committee, and the Corporate Governance Committee. He is a director of Circuit City Stores, Inc.; Cole National Corporation; The Neiman Marcus Group; Hannaford Bros. Co.; Harrah's Entertainment, Inc.; Petsmart, Inc.; The Quaker Oats Company; and Tufts Associated Health Plans, Inc.

     JOANNE WINIK is President, General Manager, and a director of KLRN-TV, San
          Antonio's Pubic Broadcasting Service affiliate. She is 58 and has been a director of the Company since 1993. She is Chairman of the Corporate Governance Committee and was formerly a member of the Audit Committee. She is a director of Southern Educational Communications Association.

Other Incumbent Directors Whose Terms Expire in 2001

     LAURO F. CAVAZOS is Professor of Family Medicine and Community Health,
          Tufts University School of Medicine (since 1996); Acting Chair, Department of Family Medicine and Community Health, Tufts University School of Medicine (since 1997); and education and management consultant (since 1991). He was Acting Chair, Community Health, Tufts University School of Medicine (1994-1997) and Adjunct Professor, Community Health, Tufts University School of Medicine (1992-1994). He is 71 and has been a director of the Company since 1993. He is Chairman of the Audit Committee and a member of the Corporate Governance Committee. He is a director of the Nellie Mae Foundation.

     JOHN B. LAHOURCADE is an investor. He served as Chairman of the Board of the Company from 1988 to 1996 and from March to October 1997. He served as Acting Chief Executive Officer from March to May 1997. He is a member of the Executive Committee. He has been employed by the Company as a consultant since January 1996. He is 74 and has been a director of the Company since 1970.

     GEORGE H. WENGLEIN is an investor and one of the founders of the Company.
          He was employed by the Company as a consultant prior to January 1998. He is 81 and has been a director of the Company since 1959. He is a member of the Executive Committee and was formerly a member of the Compensation Committee.

                 INFORMATION CONCERNING DIRECTORS AND COMMITTEES

Meetings and Compensation of Directors

     During the fiscal year ended August 31, 1998, the Board of Directors held six meetings. Each nonofficer director is paid an annual retainer of $20,000 plus a meeting fee of $1,500 for each meeting of the Board of Directors which he or she attends and a meeting fee of $1,000 for each meeting of any Board committee which he or she attends (except that the meeting fee for the chair of the committee is $1,200 per meeting). The Chairman of the Board, in his discretion, may reduce meeting fees by 50% when the meeting involved is brief or telephonic.

Nonemployee Director Stock Options

     The Company has a Nonemployee Director Stock Option Plan (the "Option Plan") under which nonemployee directors are periodically granted nonqualified options to purchase shares of the Company's common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of five years from the date of grant, subject to certain exceptions specified in the Option Plan.

     Pursuant to the provisions of the Option Plan, options were granted on January 9, 1998, to Lauro F. Cavazos and George H. Wenglein for 5,000 shares each at an option price of $17.00 per share, and on July 24, 1998, to Ronald K. Calgaard, Judith B. Craven, and Arthur R. Emerson for 1,666 shares each at an option price of $17.125 per share.

Nonemployee Director Phantom Stock Plan

     The Company has a Nonemployee Director Phantom Stock Plan (the "Phantom Stock Plan") which became effective on April 1, 1998. Under the Phantom Stock Plan, nonemployee directors may elect to defer all or a portion of their director retainer fees into a phantom share account which is credited with dollar amounts in the form of phantom shares priced at current market value of the Company's common stock. The phantom share accounts are also credited with dollar amounts equal to dividends paid on the common stock. When a participant ceases to be a director, the number of phantom shares in his or her account is converted into an equal number of shares of common stock.

Audit Committee

     The Audit Committee of the Board of Directors, which currently consists of Lauro F. Cavazos (Chairman), Arthur R. Emerson, and Walter J. Salmon, met two times during the 1998 fiscal year. The functions of the Audit Committee are to review the qualifications and independence of the independent auditors; to recommend the appointment of the independent auditors; to approve the assignment of new audit partners; to review the scope of the annual audit and the annual audit process; to review the annual audited financial statements; to review the annual reporting process; to review internal audit, accounting, data processing, financial functions, and personnel; to review accounting and data processing controls and procedures; to review legal matters that may have a significant effect on the financial statements; to review the internal audit function; to provide regular opportunities for the director of internal audit and the independent auditors to meet privately with the Audit Committee; to review the Company's policies on standards of conduct; and to report the activities of the Audit Committee to the Board of Directors on a regular basis.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of Roger R. Hemminghaus (Chairman), Ronald K. Calgaard, Judith B. Craven, and Walter J. Salmon. The Compensation Committee met four times during the 1998 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers those employee benefit plans of the Company which provide for administration by a Board committee.

Compensation Committee Interlocks and Insider Participation

     Prior to January 1998, George H. Wenglein served as a member of the Compensation Committee. He is a former officer of the Company and was previously employed by the Company as a consultant at a salary of $10,417 per month under a contract which expired in January 1998.

Corporate Governance Committee

     The Corporate Governance Committee of the Board of Directors currently consists of Joanne Winik (Chairman), Lauro F. Cavazos, David B. Daviss,
Roger R. Hemminghaus, and Walter J. Salmon. The Corporate Governance Committee met four times during the 1998 fiscal year. The functions of the Corporate Governance Committee are to review and make recommendations to the Board regarding matters of corporate governance and to nominate persons for election as directors.

     The Corporate Governance Committee will consider nominees for election as directors recommended by shareholders. A shareholder desiring to submit such a recommendation should deliver to the Secretary of the Company at the principal offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected a notice which includes
(i) the name and address of the shareholder making the recommendation, (ii) the name, age, and business address of the proposed nominee, and (iii) such other information regarding the proposed nominee as would be required in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Barry J.C. Parker is employed as President and Chief Executive Officer of the Company under a three-year employment contract effective October 1, 1997. Mr. Parker's employment contract provides, among other things, for (i) a minimum base salary of $360,000 per year, (ii) a guaranteed bonus for the fiscal year ending August 31, 1998, of at least $132,000, (iii) the initial grant of options to purchase 100,000 shares of the Company's common stock at an option price of $20.75 per share, and (iv) a loan from the Company not to exceed $200,000 to be applied to the purchase of 20,000 shares of the Company's common stock (with forgiveness of principal over five years, contingent upon continued employment).The contract also provides that Mr. Parker will be entitled to receive his compensation and benefits until September 30, 2000, if prior to that date, the Company terminates his employment without "cause" (as defined) or if he resigns "for good reason" (as defined).

     Mr. Parker was Chairman of the Board, President, and Chief Executive Officer of County Seat Stores, Inc. from 1989 until his resignation in July 1996. County Seat Stores, Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 1996. The Board of Directors of the Company does not believe that such filing reflects adversely upon Mr. Parker's integrity or upon his abilities as a director and executive officer of the Company.

     John B. Lahourcade, a director of the Company, is employed by the Company as a consultant at a salary of $7,083 per month under a contract which expires in 2001.

     James R. Hale, Secretary of the Company, is a member of the law firm of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated. The firm performs legal services for the Company on a regular basis. For services rendered during the fiscal year ended August 31, 1998, the Company paid such firm approximately $416,000. In the opinion of the Company, such fees are comparable to those charged by other law firms for similar services.

     William E. Robson resigned as a director and as Executive Vice President-Operations of the Company effective as of April 30, 1998. In connection with his resignation, the Company agreed to pay him $3,000 per month for 100 months (until age 65) in satisfaction of his deferred compensation benefits and his supplemental executive retirement plan (SERP) benefits. As a severance benefit, the Company agreed to pay Mr. Robson $5,000 per month for 100 months, subject to the Company's right to reduce or terminate such payments in the event of certain contingencies relating to death, survivorship, employment status, and competitive activities. The Company also paid Mr. Robson his regular monthly salary through July 1, 1998, transferred to him a Company automobile, and agreed to provide him with outplacement services at a cost to the Company of $3,500. A copy of the agreement is on file with the Securities and Exchange Commission as an exhibit to the Company's quarterly report on Form 10-Q for the fiscal quarter ended May 31, 1998.

                SECTION 16(a) OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 31, 1998, all Section 16(a) filing requirements were satisfied.

                           PRINCIPAL SHAREHOLDERS

     To the knowledge of the Company, no person owned beneficially as of October 31, 1998, more than five percent of the outstanding common stock of the Company, except as follows:

                              Shares of Common Stock
Names and Address of         Beneficially Owned as of         Percent of
 Beneficial Owner               October 31, 1998                Class
_____________________        ________________________         ___________

NBD Bank, N.A. (1)
611 Woodward Avenue
MS 8115
Detroit, MI  48226                  1,308,940                    5.70%

     (1) The shares held by NBD Bank, N.A. ("NBD") are held in advisory and discretionary accounts of investors. NBD has sole power to dispose of 1,307,640 shares in such accounts and has shared dispositive power with respect to 1,300 shares. NBD has sole power to vote 1,308,940 shares held in such accounts and has no shared voting power. As of October 31, 1998, none of such accounts contained more than five percent of the outstanding common stock of the Company.
          The foregoing is based upon information furnished by NBD.

                              MANAGEMENT SHAREHOLDERS

     According to information furnished by the persons concerned, each director, each nominee for director, and all directors and executive officers of the Company as a group, owned beneficially the indicated number and percentage of outstanding shares of common stock of the Company as of November 10, 1998:

Name of Individual or     Shares Beneficially Owned          Percent
Identify of Group         as of November 10, 1998 (1)        Of Class
_____________________     ___________________________        ________

Ronald K. Calgaard                  -0-                          ---
Lauro F. Cavazos (2)              1,550                        0.01%
Judith B. Craven (3)                500                          ---
David B. Daviss (4)               5,135                        0.02%
Arthur R. Emerson (5)             1,237                        0.01%
Roger R. Hemminghaus (6)          4,100                        0.02%
John B. Lahourcade (7)          196,405                        0.85%
Barry J.C. Parker (8)            59,500                        0.26%
Walter J. Salmon (9)              4,435                        0.02%
George H. Wenglein              730,000                        3.17%
Joanne Winik (10)                 2,230                        0.01%
All directors and executive
 officers of the Company,
 as a group (11)              1,066,773                        4.63%

     (1) Each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares, except as indicated in the following notes.

     (2) The shares shown for Dr. Cavazos are held jointly with his wife. Such shares do not include 433 shares of phantom stock held under the Nonemployee Directors Phantom Stock Plan.

     (3) The shares shown for Dr. Craven are held for her benefit in a custodial account.

     (4) The shares shown for Mr. Daviss are held for his benefit in custodial accounts and include 98 shares held by a 401(k) custodian.

     (5) The shares shown for Mr. Emerson include 1,000 shares held jointly with his wife in a custodial account and 237 shares held for his benefit in an Individual Retirement Account.

     (6) The shares shown for Mr. Hemminghaus are held for his benefit in a custodial account. Such shares do not include 867 shares of phantom stock held under the Nonemployee Directors Phantom Stock Plan.

     (7) The shares shown for Mr. Lahourcade include 1,125 shares held jointly with his wife.

     (8) The shares shown for Mr. Parker include 37,500 shares which he has the right to acquire within 60 days under the Company's benefit plans.

     (9) The shares shown for Dr. Salmon are held for his benefit in an Individual Retirement Account. Such shares do not include 433 shares of phantom stock held under the Nonemployee Directors Phantom Stock Plan.

    (10) The shares shown for Ms. Winik are held for her benefit in a custodial account. Such shares do not include 2,650 shares of phantom stock held under the Nonemployee Directors Phantom Stock Plan.

    (11) The shares shown for all directors and executive officers as a group include 80,699 shares which they have the right to acquire within 60 days under the Company's benefit plans.

                               EXECUTIVE COMPENSATION

     The table below contains information concerning annual and long-term compensation of the chief executive officers and the five most highly compensated executive officers (the "Named Officers") for services in all capacities to the Company for the fiscal years ended August 31, 1998, 1997, and 1996:


                                  Summary Compensation Table
                     Annual Compensation                   Long-Term Compensation
                                                         Awards            Payouts
_____________________________________________________  ____________________________ ________
                                                                 Securities          All
                                              Other                Under-           Other
Name and                                      Annual   Restricted  lying    LTIP   Compen-
Principal          Fiscal                     Compen-   Stock     Options/ Payouts  sation
Position            Year   Salary    Bonus(1) sation(2) Awards    SARs(3)    (4)     (5)
_____________________________________________________  ____________________________ ________

Barry J.C. Parker    1998  $330,000  $132,000    $0         $0    170,000  $     0  $      0
 President and       1997       ---       ---     0          0          0        0         0
 Chief Executive     1996       ---       ---     0          0          0        0         0
 Officer

David B. Daviss      1998   135,000       ---     0          0          0        0
 Acting Chief        1997   125,000       ---     0          0          0        0         0
 Executive Officer   1996    32,400       ---     0          0      5,000        0         0
 and director

Laura M. Bishop      1998   165,000    34,000     0          0     20,000        0     4,015
 Senior Vice         1997   146,667       ---     0          0        850        0     2,862
 President and       1996   108,750       ---     0          0      8,650        0     6,129
 Chief Financial
 Officer

Robert P. Burke      1998   165,000    34,000     0          0     20,000        0     4,015
 Senior Vice         1997   153,333       ---     0          0      1,000        0     2,973
 President-          1996   105,000       ---     0          0     13,000        0         0
 Marketing

Raymond C. Gabrysch  1998   165,000    34,000     0          0     20,000        0     4,015
 Senior Vice         1997   156,667       ---     0          0      1,000        0     2,973
 President-          1996   148,750     3,761     0          0      1,200        0    14,062
 Operations

Clyde C. Hays III    1998   200,000    40,000     0          0     20,000        0     4,015
 Senior Vice         1997   190,000       ---     0          0      1,500   19,316     2,973
 President-          1996   174,167       ---     0          0      1,600   22,993    14,062
 Operations

William E. Robson    1998   256,667       ---     0          0          0        0   518,753
 Executive Vice      1997   275,000       ---     0          0      2,300   28,359     9,279
 President-          1996   263,333       ---     0          0      2,500   58,527    19,795
 Operations

(1)  Reflects incentive-based cash bonuses awarded under the Company's Incentive Bonus Plan and Area Vice President Bonus Plan.  Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year.

(2)  Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation does not exceed the lesser of
     $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3)  The Company has not issued any stock appreciation rights to the Named Officers.

(4)  The long-term incentive plan (LTIP) amounts paid out in fiscal 1997 and 1996 under the
     Company's Performance Unit Plan relate to the three-year performance cycles ended
     August 31, 1996 and 1995, respectively.

(5)  Amounts for Mr. Robson include payments paid and accrued in connection with his resignation on April 30, 1998, of $514,738 in 1998 and contributions under the Profit
     Sharing Plan of $4,015, $2,973, and $14,062 in 1998, 1997, and 1996, respectively.
     Remaining amounts for Mr. Robson for 1997 and 1996 are for amounts under a deferred compensation agreement.  Amounts for Ms. Bishop and Messrs. Burke, Gabrysch, and Hays are
     contributions under the Profit Sharing Plan.


     The following table reports the grant of stock options and stock appreciation rights ("SARs") to the Named Officers during fiscal 1998. Options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.


                       Option/SAR Grants in Last Fiscal Year
                                                                          Potential Realized
                                                                               Value at
                                                                            Assumed Annual
                                                                            Rates of Stock
                                                                           Price Appreciation
                     Individual Grants                                     for Option Term (3)
________________________________________________________________________  ____________________
                    Number of     % of Total
                    Securities    Options/SARs     Exercise
                    Underlying    Granted to       or Base
                    Options/SARs  Employees in     Price       Expiration
Name                Granted (1)   Fiscal Year (2)  ($/sh)         Date      5%($)    10%($)
________________________________________________________________________  ____________________

Barry J.C. Parker     100,000      21.57%          $20.750     09-30-2003  $705,327 $1,600,029
                       70,000      15.10%           19.125     12-08-2003   455,063  1,032,308

Laura M. Bihsop        20,000       4.31%           19.125     12-08-2003   130,018    294,945

Robert P. Burke        20,000       4.31%           19.125     12-08-2003   130,018    294,945

Raymond C. Gabrysch    20,000       4.31%           19.125     12-08-2003   130,018    294,945

Clyde C. Hays III      20,000       4.31%           19.125     12-08-2003   130,018    294,945

William E. Robson      30,000       6.47%           19.125     12-08-2003   195,027    442,418

(1)  Options were granted at fair market value of the common stock on the date of grant.
     Options may not be exercised during the first 12 months following the date of grant.

(2)  Based upon a total of 463,500 options granted to employees in fiscal 1998.

(3)  The dollar amounts in these columns are the result of calculations at the 5% and 10%
     rates set by the Securities and Exchange Commission and should not be considered as a forecast of future stock prices.


     The table below reports exercises of stock options and SARs by the Named Officers during fiscal 1998 and the value of their unexercised stock options and SARs as of August 31, 1998. The stock options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

                 Aggregated Options/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                              Number of
                                              Securities       Value of
                                              Underlying       Unexercised
                                              Unexercised      In-the-Money
                        Shares                Options/SARS     Options/SARs
                        Acquired              at FY-End        at FY-End(1)
                        on         Value      Exercisable/     Exercisable/
Name                    Exercise   Realized   Unexercisable   Unexercisable
______________________________________________________________________________
Barry J.C. Parker          ---     $    ---     0/170,000         $0/$0

David B. Daviss            ---          ---      0/6,666           0/0

Laura M. Bishop            ---          ---     3,741/25,759       0/0

Robert P. Burke            ---          ---     5,500/28,500       0/0

Raymond C. Gabrysch      1,200        5,625     4,850/20,500       0/0

Clyde C. Hays III        1,200        5,925     6,100/20,750       0/0

William E. Robson        2,700       11,138    10,650/31,150       0/0

(1) The value of unexercised options is based on a price of $15.25 per common share at August 31, 1998.

                                DEFERRED COMPENSATION

     The Company's Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

     Nonemployee directors are permitted to defer all or a portion of their director retainer fees pursuant to the Company's Nonemployee Director Phantom Stock Plan. See the discussion under the caption "Nonemployee Director Phantom Stock Plan."

     The Company has deferred compensation agreements with several officers and former officers of the Company. Under the agreements, the Company is obligated to provide annual benefits for each such officer or his beneficiaries during a period of ten years after his death, disability, or retirement. The agreements are unfunded, but the Company has purchased life insurance as a means of partially offsetting the cost of such benefits. No estimated annual benefits are payable upon retirement at normal retirement age for any of the Named Officers.

     The Company has a Supplemental Executive Retirement Plan which is designed to provide benefits for selected officers at normal retirement age with 25 years of service equal to 50% of their final average compensation offset by Social Security, profit sharing benefits, and deferred compensation. Three of the officers designated to participate in the plan have retired and are receiving benefits under the plan. Accrued benefits of all actively employed participants become fully vested upon termination of the plan or a change in control (as defined in the plan). The plan is unfunded, and the Company is obligated to make benefit payments solely on a current disbursement basis.

     The following table illustrates the approximate annual pension that the Named Officers in the Summary Compensation Table would receive under the Supplemental Executive Retirement Plan if the plan remained in effect and the Named Officers retired at age 65 and elected an individual life annuity.

                                    Pension Plan Table

   Final Average                           Years of Service
     Earnings                       15               20                25
__________________            ____________     ______________     _____________
    $150,000                    $  45,000        $ 60,000           $ 75,000

     300,000                       90,000         120,000            150,000

     450,000                      135,000         180,000            225,000

     600,000                      180,000         240,000            300,000

     Amounts shown as "final average earnings" in this table represent the average of the last five years of compensation, which is substantially the same as the total of salary, bonus, and LTIP payouts as shown in the Summary Compensation Table for the Named Officers. As of November 30, 1998, the credited years of service under the Supplemental Executive Retirement Plan for Barry J.C. Parker, Laura M. Bishop, Robert P. Burke, Raymond C. Gabrysch, and Clyde C. Hays III are 2, 6, 3, 24, and 25, respectively. The annual benefit amounts shown above are subject to an offset by benefits payable under deferred compensation agreements, if applicable, the profit sharing plan, and Social Security. Net benefits under the plan are prorated by years of credited service less than 25; after 25 years of service, the net benefits are unchanged.

                            COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the bases on which the Committee made compensation decisions for fiscal 1998 with respect to the Company's executive officers, including those named in the compensation tables.

Compensation Objectives

     The Committee conducts an annual review of the Company's executive compensation program. The objectives of the executive compensation program include the following:

     To offer fair and competitive base salaries consistent with the Company's position in the foodservice industry;

     To reward executives for corporate and individual performance through an annual incentive bonus program;

     To encourage future performance through the use of long-term incentives such as stock options and performance units; and

     To encourage executives to acquire and retain ownership of the Company's common stock.

     The Company's executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent. To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual and long-term incentives tied to corporate performance and to increases in shareholder value.

Annual Base Salaries

     The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. In setting base salaries, the Committee takes into account several factors, including the executive's experience, responsibilities, management abilities, and job performance, as well as performance of the Company as a whole and competitive compensation data.

Annual Incentive Bonuses

     The Company's annual incentive bonus plan for executive officers and other key personnel directly links annual cash incentive payments to the attainment of predetermined earnings per share goals established by the Committee and approved by the Board of Directors. Eligible executives are assigned threshold, target, and maximum bonus levels as a percentage of base salary, based upon the executive's responsibility level and increase in earnings per share over the prior year. Based upon the recommendation of the Committee, the annual incentive bonus plan was suspended for fiscal 1998 and replaced with a discretionary cash bonus plan for fiscal 1998 based upon nonfinancial objectives but subject to attainment of a threshold earnings goal by the Company for fiscal 1998. Incentive bonuses earned by the Named Officers for fiscal 1998 under the discretionary plan are included in the Summary Compensation Table.

     On October 22, 1998, based upon the recommendation of the Committee, the Board of Directors adopted an Executive Bonus Plan for Fiscal 1999 for officers and key personnel providing for the payment of cash bonuses from a bonus pool to be established if a minimum earnings per share target is achieved for the fiscal year. Bonuses may range from 10% to 60% of annual base compensation. Individual bonuses are based upon an evaluation of individual performance in relation to predetermined objectives.

Stock Options

     The Committee normally grants incentive stock options annually to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are usually for six-year terms. The number of option shares granted each year is normally determined by a formula based upon the executive's responsibility level and base salary and the market price of the common stock. The number of option shares granted will vary based upon position level, with the more senior officers receiving larger grants.
The number of option shares held by an executive is not considered in determining stock option awards.

Performance Units

     Prior to fiscal 1998 the Committee normally granted annually to eligible executive officers and other key employees performance units based upon attainment by the Company of predetermined earnings and equity goals established by the Committee over a performance cycle of three consecutive fiscal years. The number of performance units granted was normally determined by a formula based upon the participant's responsibility level and base salary and the market price of the common stock. Performance units are payable at the end of each performance cycle in cash or shares of stock, or both, if the performance goals for the cycle are attained. No payments were made for the three-year performance cycles ended August 31, 1997 and 1998.

     The Committee did not grant any performance units during fiscal 1998, based upon the Committee's determination that other types of incentive awards were more appropriate during the development and implementation of the Company's new strategic plan.

Stock Ownership Guidelines

     In 1996 the Board of Directors adopted guidelines for ownership of Company common stock by executives and nonemployee directors. The guidelines provide that each person in the following categories is expected to attain the indicated level of stock ownership within five years:

   (a) Chief Executive Officer - shares having a value equal to four times annual base salary;

   (b) President and Senior Vice President - shares having a value equal to two times annual base salary; and

   (c)  Vice President - shares having a value equal to annual base salary.

     The guidelines were amended in 1998 to provide that each nonemployee director is expected to attain, over time, ownership of common stock in an amount equal to five times his or her annual director retainer fees. Phantom stock is considered common stock for purposes of the guidelines. Until a nonemployee director attains the minimum level of stock ownership, he or she is obligated to defer at least 50% of annual retainer fees in the form of phantom stock.

Compensation of Chief Executive Officer

     Mr. Daviss was paid a base salary of $25,000 per month for services as Acting Chief Executive Officer from May 1, 1997, to October 1, 1997. His salary as Chairman of the Board, effective October 1, 1997, is $120,000 per year.

     On October 1, 1997, Mr. Parker was elected as President and Chief Executive Officer. The Committee recommended a three-year employment contract for Mr. Parker, which was approved by the Board of Directors. The contract fixes his base annual salary at $360,000 per year and provides for a guaranteed bonus for fiscal 1998 of at least $132,000. In accordance with the contract, the Company reimbursed Mr. Parker for relocation expenses in the amount of $90,000.

     Pursuant to Mr. Parker's employment contract, he was granted stock options on October 1, 1997, for 100,000 shares of common stock at an option price of $20.75 per share and was granted a loan by the Company in the amount of $199,999. The loan proceeds were applied to Mr. Parker's purchase of 20,000 shares of common stock, which are pledged to secure the loan. The principal of the loan is to be forgiven over five years, conditioned upon his continued employment by the Company.

     On December 9, 1997, Mr. Parker was granted a stock option for 70,000 shares of common stock at an option price of $19.125 per share, which number of shares was determined in accordance with the formula discussed above.

Salary Continuation Agreements

     Mr. Parker's employment contract, referred to above, provides that he will be entitled to receive all of his compensation and benefits under the contract until September 30, 2000, if his employment is terminated by the Company without cause (as therein defined) or if he terminates his employment for good reason (as therein defined).

     On May 14, 1998, the Company entered into a contract with Sue Elliott, Senior Vice President-Human Resources, which provides that if her employment is terminated by the Company without good cause (as therein defined) prior to May 14, 2000, the Company will continue to pay her monthly salary until the later of May 14, 2000, or 12 months after termination, but not after she accepts other employment.

     On June 1, 1998, the Company entered into a contract with Alan M. Davis, Senior Vice President-Real Estate Development, which provides that if his employment is terminated by the Company without good cause (as therein defined) prior to June 1, 2000, the Company will continue to pay his monthly salary until the later of June 1, 2000, or 12 months after termination, but not after he accepts other employment.

Members of the Committee:

                           Roger R. Hemminghaus, Chairman
                                Ronald K. Calgaard
                                 Judith B. Craven
                                 Walter J. Salmon

                                PERFORMANCE GRAPH

     This year the Company has changed the composition of the peer group used to compare the cumulative total shareholder return on the Company's common stock from that used in prior proxy statements. Information on two of the companies in the prior year's peer group is no longer available. Morrison Restaurants, Inc. was acquired by Piccadilly Cafeterias, Inc. and Perkins Family Restaurants, L.P. is no longer a public company. As a result, the Company chose to expand the 1998 peer group to include several other companies in the family dining segment of the restaurant industry.

     The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 31, 1998, with the cumulative total return on the S&P SmallCap 600 Index and an industry peer group index. The 1997 Peer Group is comprised of Buffets, Inc.; Piccadilly Cafeterias, Inc.; Ryan's Family Steakhouses, Inc.; Shoney's, Inc.; and Sizzler International, Inc. The 1998 Peer Group is comprised of Bob Evans Farms, Inc.;Buffets, Inc.; Furr's/Bishop's, Inc.; Piccadilly Cafeterias, Inc.; Ryan's Family Steakhouses, Inc.; Shoney's, Inc.; Sizzler International, Inc.; and Vicorp Restaurants, Inc. These companies are multiunit family restaurant operators in the mid-price range with similar stock market capitalization.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 on August 31, 1993, and the reinvestment of all dividends. The returns of each company in the 1997 Peer Group and 1998 Peer Group have been weighted according to the respective company's stock market capitalization.

     The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                                 Five-Year Cumulative Return

                                    Years Ended August 31,
                              __________________________________
                              1993  1994  1995  1996  1997  1998

Luby's Cafeterias, Inc.       $100    94    82  100     87    70
1998 Peer Group               $100    76    65   54     55    52
1997 Peer Group               $100    78    66   61     56    52
S&P SmallCap 600              $100   104   127  144    193   134

                               CHANGE OF CORPORATE NAME

     On October 16, 1998, the Board of Directors declared it advisable and proposed that Article First of the Certificate of Incorporation be amended to change the corporate name to "Luby's, Inc."

     The name "Luby's" is well established in the Company's principal markets as an indicator of quality food and service. As new concepts of food service are developed, the word "cafeteria" is becoming too limited to identify the Company's methods of food service. Accordingly, the Board of Directors believes that the abbreviated corporate name, "Luby's, Inc.," will better serve to identify the Company as it expands and diversifies its operations in the coming century.

     Adoption of the amendment requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. The Board of Directors recommends a vote "FOR" the amendment.

                              LUBY'S INCENTIVE STOCK PLAN

     On October 16, 1998, the Board of Directors adopted the Luby's Incentive Stock Plan (the "New Plan"), to be effective on January 1, 1999 (the "Effective Date"), subject to approval by the shareholders at the 1999 Annual Meeting.
The New Plan is similar to, and is intended to replace, the Management Incentive Stock Plan adopted in 1989 (the "1989 Plan"). No further grants will be made under the 1989 Plan after December 31, 1998, if the New Plan is approved by the shareholders at the 1999 Annual Meeting.

     The following summary description of the New Plan is qualified in its entirety by reference to the complete text attached as Appendix A to this Proxy Statement. The term "Company" as used in this summary refers only to Luby's Cafeterias, Inc.

     Purpose. The New Plan is designed to benefit the shareholders of the Company by encouraging and rewarding high levels of performance by individuals who are key to the success of the Company. The New Plan authorizes incentive awards ("Awards") in the form of stock options, restricted stock, and performance shares.

     Eligibility. The persons eligible to receive Awards under the New Plan are all employees of the Company and all employees of any corporation or other business entity in which the Company owns, directly or indirectly, more than 50% of the capital and profit interests.

     Stock Available. Subject to provisions for adjustments, the number of shares of common stock of the Company ("Common Stock") which may be issued under the New Plan is equal to the sum of: (a) 2,000,000 shares; (b) any shares of Common Stock available for future awards under the 1989 Plan as of the Effective Date; and (c) any shares of Common Stock represented by awards granted under the 1989 Plan which are forfeited, expire, or are canceled without delivery of Common Stock after the Effective Date, or which result in the forfeiture of Common Stock back to the Company. In no event will the number of shares of Common Stock which may be issued under the New Plan exceed 2,500,000. Shares covered by an Award which are not issued become available for further Awards. No participant may receive, under the New Plan, stock options for more than 100,000 shares in any one year, except that a newly hired employee may be granted options for not more than 200,000 shares in the first year of employment.

     Stock Options. A stock option is a right to purchase a specified number of shares of Common Stock during a specified time not exceeding ten years at a fixed price equal to fair market value on the date of grant. Stock options may be either incentive stock options ("ISOs") which comply with Section 422 of the Internal Revenue Code of 1986 (as amended from time to time) or nonstatutory stock options ("nonqualified options") which do not comply with Section 422.

     Restricted Stock. Restricted Stock is Common Stock which is subject to restrictions on transfer and/or ownership for a required period of continued employment. Stock Awards may be granted without payment of consideration by the participant.

     Performance Shares. A Performance Share is Common Stock or a unit valued with reference to Common Stock that is subject to restrictions on transfer and/or ownership. Performance Shares may be paid in Common Stock or cash or both. Each Performance Share shall be subject to the attainment of performance targets established by the Committee.

     Award Agreements. Each Award will be evidenced by an Award agreement containing provisions consistent with the New Plan and such other terms and conditions as the Committee deems necessary or appropriate.

     Limited Stock Purchase Loans. As a means of encouraging stock ownership by officers, during the period from the Effective Date to March 25, 1999, the Company may, with the approval of the Committee, make or guarantee loans to Participants who are officers of the rank of Vice President and above for the purpose of purchasing Common Stock. It is anticipated that the principal amount of such loans, in the aggregate, will not exceed $2,500,000.

     Administration. The New Plan is to be administered by the Compensation Committee of the Board of Directors or other committee designated by the Board.

     Amendments, etc. The Board of Directors may amend, modify, suspend, or terminate the New Plan for any purpose permitted by law. Unless changes in legal requirements permit otherwise, the Board may not amend the New Plan (i) to increase the number of shares of Common Stock that may be issued (except pursuant to adjustment provisions), (ii) to decrease the option price, (iii) to materially modify eligibility requirements, (iv) to withdraw administration from the Committee, or (v) to extend the period during which Awards may be granted.

     Adjustments. In the event of a change in the outstanding Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or other event, the Committee shall make proportionate or other equitable adjustments in the number of shares of Common Stock (i) reserved under the New Plan, (ii) for which Awards may be granted to an individual participant, (iii) covered by outstanding Awards denominated in stock or units of stock and shall make appropriate adjustments in (x) stock prices related to outstanding Awards and (y) price determinations related to outstanding Awards.

     Change of Control. In the event of a "change of control" of the Company (as defined in the New Plan) or in the event of a "Restructuring Event" (as defined in the New Plan), the Committee may recommend that the Board of Directors take action to (i) accelerate the vesting of outstanding Awards, (ii) offer to purchase outstanding Awards, or (iii) modify the terms of outstanding Awards.

     Unfunded Plan. Insofar as the New Plan provides for Awards in cash and Common Stock, it shall be an unfunded plan without any obligation on the part of the Company to segregate assets relating to the New Plan.

     Termination. The New Plan is to terminate on December 31, 2008, unless sooner terminated by the Board of Directors, after which no Awards may be made under the New Plan.

     Tax consequences. The tax consequences of the issuance and exercise of Awards are set forth in Appendix B to this Proxy Statement.

     Stock Price. The closing price of the Common Stock on the New York Stock Exchange on November 10, 1998, was $15.00 per share.

     Shareholder Vote. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval of the New Plan. The Board of Directors recommends that the shareholders vote FOR approval of the New Plan. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval.

                             APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 1999 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of shareholders for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than August 2, 1999. Notice of a shareholder proposal submitted outside the process of Rule 14a-8 with respect to the Company's 2000 Annual Meeting of Shareholders will be considered untimely if received by the Company after October 16, 1999.

                                PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. To assist in the proxy solicitation, the Company has engaged W.F. Doring and Co. for a fee of $3,000 plus reimbursement of out-of-pocket expenses. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

     The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

                                   OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                     LUBY'S CAFETERIAS, INC.
                                     James R. Hale
                                     Secretary

Dated:  December 1, 1998

                                      APPENDIX A

                              LUBY'S INCENTIVE STOCK PLAN


     1. Objectives. The Luby's Incentive Stock Plan (the "Plan") is designed to benefit the shareholders of the Company by encouraging and rewarding high levels of performance by individuals who are key to the success of the Company by increasing the proprietary interest of such individuals in the Company's growth and success. To accomplish these objectives, the Plan authorizes incentive Awards through grants of stock options, restricted stock, and performance shares to those individuals whose judgment, initiative, and efforts are responsible for the success of the Company.

     2.  Definitions.

"Award" means any award described in Section 5 of the Plan.

"Award Agreement" means an agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Compensation Committee of the Board or other committee designated by the Board to administer the Plan. The Committee shall be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule.

"Common Stock" means the common stock of the Company (par value $.32 per share) and shall include both treasury shares and authorized but unissued shares.

"Company" means Luby's Cafeterias, Inc.

"Fair Market Value" means the closing price of the Common Stock as reported by the composite tape of New York Stock Exchange issues (or such other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Common Stock is reported for such date, the next following day for which there is a reported sale.

"Participant" means an individual who has been granted an Award pursuant to the Plan.

"1989 Plan" means the Management Incentive Stock Plan of the Company which was adopted in 1989.

     3. Eligibility. All employees of any of the following entities are eligible to receive Awards under the Plan: (i) the Company, (ii) any corporation or other entity that has elected to be taxed as a corporation for federal income tax purposes (collectively "Entities"), other than the Company, in an unbroken chain of Entities beginning with the Company if each of the Entities other than the last Entity in the unbroken chain owns stock or interests possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or interests in one of the other Entities in such chain, (iii) partnerships and any other business entities in which the Company, directly or indirectly, owns more than fifty percent (50%) of the capital and profit interests. With regard to the issuance of incentive stock options, all employees of any of the entities described in (i) and (ii) are eligible to receive Awards under the Plan.

     4. Common Stock Available for Awards. Subject to the adjustment provisions of Section 10, the number of shares of Common Stock that may be issued for Awards granted under the Plan is equal to the sum of: (a) 2,000,000 shares; (b) any shares of Common Stock available for future awards under the 1989 Plan as of the Effective Date; and (c) any shares of Common Stock represented by awards granted under the 1989 Plan which are forfeited, expire, or are canceled without delivery of Common Stock after the Effective Date, or which result in the forfeiture of Common Stock back to the Company. In no event will the number of shares of Common Stock which may be issued under the Plan exceed 2,500,000. No Participant may receive, under the Plan, stock options for more than 100,000 shares in any one year, except that stock options may be granted to a newly hired employee for not more than 200,000 shares in the first year of employment. Shares of Common stock related to Awards which
(i) are forfeited, (ii) expire unexercised, (iii) are settled in such manner that all or some of the shares covered by an Award are not issued to a Participant, (iv) are exchanged for Awards that do not involve Common Stock, or
(v) are tendered by a Participant upon exercise of a stock option in payment of all or a portion of the option price shall be added back to the pool and shall immediately become available for Awards.

     5. Awards. The Committee shall select the persons who are to receive Awards and shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award Awards may be granted singly, in combination, or in tandem. Awards may include but are not limited to the following:

      (a)  Nonqualified Stock Options.   A nonqualified stock option is a
right to purchase a specified number of shares of Common Stock at a fixed option price equal to the Fair Market Value of the Common Stock on the date the Award is granted, during a specified time, not to exceed ten years, as the Committee may determine. The option price shall be payable:

          (i) in U.S. dollars by personal check, bank draft, or by money order payable to the order of the Company or by money transfer or direct account debit; or

         (ii) if the Committee so determines, through the delivery of shares of Common Stock of the Company with a Fair Market Value equal to all or a portion of the option price for the total number of options being exercised; or

        (iii)  by a combination of the methods described in subsections (i) and
               (ii) next above.

      (b) Incentive Stock Options. An incentive stock option ("ISO") is an Award which, in addition to being subject to applicable terms, conditions, and limitations established by the Committee, complies with Section 422 of the
Code.   Among other limitations, Section 422 of the Code currently provides
(i) that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000, (ii) that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant, and (iii) that ISOs shall be exercisable for a period of not more than ten years. The Committee may provide that the option price under an ISO can be paid by one or more of the methods described in subsection (a) next above.


      (c) Restricted Stock. Restricted Stock is Common Stock of the Company that is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine, for a required period of continued employment of not less than three years as set by the Committee at the time of Award. Restricted Stock Awards shall require no payments of consideration by the Participant, either on the date of grant or the date the restriction(s) are removed, unless specifically required by the terms of the Award Agreement. The maximum number of shares of Restricted Stock which may be issued under the Plan is 200,000.

       (d) Performance Shares. A Performance Share is Common Stock of the Company, or a unit valued by reference to Common Stock, that is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine. The elimination of restrictions on a Performance Share and the number of shares ultimately earned by a Participant shall be contingent upon achievement of one or more performance targets specified by the Committee. Performance Shares may be paid in Common Stock, cash, or a combination thereof. The Committee shall establish minimum performance targets with respect to each Performance Share. Performance targets may be based on financial criteria consisting of (i) revenue growth, (ii) diluted earnings per share, (iii) net operating profit after taxes, (iv) cash flow, (v) economic value added, or (vi) a combination of such criteria. No Participant may receive, under the Plan, a Performance Share Award for any award cycle in excess of 25,000 performance units or 25,000 shares of Common Stock.

     6.  Certain Changes.  Except as may be permitted under the provisions of
Section 10 or Section 11, no stock option issued pursuant to the Plan may be
(i) canceled by the Company or (ii) amended so as to reduce the option price, unless such cancellation or amendment is approved by the shareholders of the Company.

     7. Award Agreements. Each Award under this Plan shall be evidenced by an Award Agreement consistent with the provisions of the Plan setting forth the terms and conditions applicable to the Award. Award Agreements shall include:

      (a) Nonassignability. A provision that no Award shall be assignable or transferable except by will or by the laws of descent and distribution and that during the lifetime of a Participant, the Award shall be exercised only by such Participant.

      (b) Termination of Employment. Provisions governing the disposition of an Award in the event of the retirement, disability, death, or other termination of a Participant's employment or relationship to the Company or any affiliate of the Company.

      (c) Rights as a Shareholder. A provision that a Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date the Participant or his nominee becomes the holder of record. Except as provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to such date, unless the Award Agreement specifically requires such adjustment.

      (d)  Withholding.   A provision requiring the withholding of all taxes
required by law from all amounts paid in cash. In the case of payments of Awards in shares of Common Stock, the Participant may be required to pay the amount of any taxes required to be withheld prior to receipt of such shares. A Participant must in all instances pay the required withholding taxes in cash. The withholding of shares to pay taxes shall not be permitted.

      (e) Other Provisions. Such other terms and conditions, including the criteria for determining vesting of Awards and the amount or value of Awards, as the Committee determines to be necessary or appropriate. Without limiting the generality of the foregoing, any stock option granted under the Plan may provide, if the Committee so determines, that upon the occurrence of a "change of control" (as defined in Section 11) the option shall immediately become exercisable and shall remain exercisable for a period of one year after termination of the optionee's employment but not later than the expiration date of the option.

     8. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of Award restrictions, and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All questions of interpretation and administration with respect to the Plan and Award Agreements shall be determined by the Committee, and its determination shall be final and conclusive. The Committee may delegate to the Chief Executive Officer of the Company its administrative functions and authority to grant Awards under the Plan pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Securities Exchange Act of 1934.

     9. Amendment, Modification, Suspension, or Discontinuance of the Plan. The Board may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding (i) to increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for adjustments pursuant to Section 10 of the Plan), (ii) to decrease the option price, (iii) to materially modify the requirements as to eligibility for participation in the Plan, (iv) to withdraw administration of the Plan from the Committee, or (v) to extend the period during which Awards may be granted.

    10. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock
(i) reserved under the Plan, (ii) for which Awards may be granted to an individual Participant, and (iii) covered by outstanding Awards denominated in stock or units of stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, may be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. The issuance of new stock options for previously issued stock options or the assumption of previously issued stock options in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation shall not reduce the number of shares of Common Stock available for Awards under the Plan.

    11. Change of Control. (a) In the event of a change of control of the Company, or if the Board reaches agreement to merge or consolidate with another corporation and the Company is not the surviving corporation or if all, or substantially all, of the assets of the Company are sold, or if the Company shall make a distribution to shareholders that is nontaxable under the Code, or if the Company shall dissolve or liquidate (a "Restructuring Event"), then the Committee may, in its discretion, recommend that the Board take any of the following actions as a result of, or in anticipation of, any such Restructuring Event to assure fair and equitable treatment of Participants:

      (i) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to the Plan;

     (ii) offer to purchase any outstanding Award made pursuant to the Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Restructuring Event; and

    (iii) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Restructuring Event.

      (b) Any such action by the Board shall be conclusive and binding on the Company and all Participants. Notwithstanding the foregoing, the Committee shall retain full authority to take, in its discretion, any of the foregoing actions with respect to Awards held by Participants who are directors, and the Board shall have no authority to act in any such matter.

      (c) For purposes of this Section, "change of control" shall mean (i) the acquisition by any person of voting shares of the Company, not acquired directly from the Company, if, as a result of the acquisition, such person, or any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 of which such person is a part, owns at least 20% of the outstanding voting shares of the Company; or (ii) a change in the composition of the Board such that within any period of two consecutive years, persons who (a) at the beginning of such period constitute the Board or (b) become directors after the beginning of such period and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the persons who were either directors at the beginning of such period or whose subsequent election or nomination was previously approved in accordance with this clause (b), cease to constitute at least a majority of the Board; or
(iii) a merger, consolidation, reorganization, or similar restructuring involving the Company is consummated and, as a result, the shareholders of the Company immediately prior to such event own less than 50% of the voting shares of the surviving entity outstanding immediately after such event.

    12. Unfunded Plan. Insofar as it provides for Awards of cash and Common Stock, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock, or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company or the Board or the Committee be deemed to be a trustee of any cash, Common Stock, or rights thereto to be granted under the Plan. Any liability of the Company or any of its affiliates to any Participant with respect to a grant of cash, Common Stock, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company or any of its affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

    13. Right of Discharge Reserved. Nothing in the Plan or in any Award shall confer upon any employee or other individual the right to continue in the employment or service of the Company or any affiliate of the Company or affect any right the Company or any affiliate of the Company may have to terminate the employment or service of any such employee or other individual at any time for any reason.

    14. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed for the Company or an affiliate of the Company. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any affiliate of the Company.

    15. Limited Stock Purchase Loans. During the period from the Effective Date to March 25, 1999, the Company may, with the approval of the Committee, make or guarantee loans to Participants who are officers of the rank of Vice President and above, for the purpose of purchasing Common Stock. Each such loan shall be for a maximum of five years, shall not exceed an amount equal to 50% of the Participant's annual base salary, and shall be subject to such conditions as the Committee may prescribe with respect to recourse, interest, security, and payment.

    16. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer or to the Chief Executive Officer of the Company in writing and shall become effective when it is received by the office of either of them.

    17. Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Texas without regard to the conflicts of law provisions in any jurisdiction.

    18. Effective and Termination Dates. The Plan shall become effective on January 1, 1999, subject to approval of the shareholders of the Company at the 1999 annual meeting of shareholders. The Plan shall terminate on December 31, 2008, unless sooner terminated by the Board, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

                                         APPENDIX B

                             CERTAIN FEDERAL INCOME TAX ASPECTS

     The following is only a general summary of the federal income tax effects to the Participant and the Company of stock options, restricted stock, and performance units to be granted under the New Plan. There are a number of special tax rules which may be applicable under certain circumstances. This discussion is based on the provisions of the Internal Revenue Code of 1986 as amended (the "Code") and regulations and rulings in effect on the date of this Proxy Statement, all of which are subject to change at any time. This summary does not address state, local, or non-U.S. taxation of Awards under the New Plan, which may differ significantly from federal income tax rules and regulations.

     Stock Options. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Code, or "nonqualified options," which are options that do not meet the requirements of Section 422. To the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as nonqualified options.

     Incentive Stock Options.   For federal income tax purposes, the grant or
exercise of an incentive stock option will not generally cause recognition of income by the optionee; however, the amount by which the fair market value of a share of common stock at the time of exercise of an incentive stock option exceeds the option price will be treated as an "item of adjustment" for purposes of the alternative minimum tax. In the event of a sale of the shares received upon exercise of an incentive stock option more than two years from the date of grant and more than one year from the date of exercise, any amount received in excess of the exercise price should qualify as long-term capital gain. However, if shares acquired pursuant to the exercise of an incentive stock option are sold by the optionee before the completion of such holding periods (and if the sale is a transaction with respect to which a loss, if sustained, would be recognized to the optionee), so much of the gain as does not exceed the difference between the option price and the lesser of the fair market value of the shares at the date of exercise or the fair market value at the date of disposition will be taxable as ordinary income for the taxable year in which the sale occurs. Any additional gain realized on the sale should qualify as a capital gain.

     In some cases, the exercise of an incentive stock option after termination of employment will not qualify for favorable tax treatment and will be treated for tax purposes as the exercise of a nonqualified stock option. If employment is terminated by reason of disability, the incentive stock option must be exercised within one year thereafter in order to qualify for favorable tax treatment. If employment is terminated for any other reason (except death), the incentive stock option must be exercised within three months thereafter in order to qualify for favorable tax treatment.

     Nonqualified Stock Options. For federal income tax purposes, the grant of a nonqualified stock option should not result in recognition of income by the optionee. Upon exercise of a nonqualified stock option by an employee who is not an officer or director, the excess of the fair market value of the shares on the exercise date over the option price will be considered as compensation taxable as ordinary income. If, however, at the time of exercise of the option, the optionee is a director of the Company or an "officer" as defined in Rule 16a-1 of the Securities and Exchange Commission, and if the sale of the stock at a profit within six months could subject such person to suit under
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), the fair market value of the stock is determined, and the tax applicable thereto is incurred, at the end of such six-month period or at such earlier time as may be determined (i) by such person's election made within 30 days of the date of exercise to be taxed sooner, or (ii) by the occurrence of an event which causes
Section 16(b) of the Exchange Act to become inapplicable to such person. In the event of a gain or loss realized upon the sale of the shares received upon exercise of a nonqualified stock option, the optionee will recognize long-term or short-term capital gain or loss, depending on the optionee's holding period for the shares.

     The amount of compensation income realized as a result of the exercise of nonqualified stock options is subject to income tax withholding by the Company. An optionee may be required to pay to the Company the amount of taxes required to be withheld even though no cash compensation has been received at the time of exercise.

     Performance Awards. The grant of performance awards under the Plan will not result in recognition of income to the holder of an award. Upon payment of a performance award, the amount paid (whether paid in cash or stock, or both) is taxable for federal income tax purposes as ordinary income to the holder of the award. The Company is generally entitled to a tax deduction for the amount of such payment and is required to withhold income taxes on such amount. If any part of the payment is made in stock to a director of the Company or an "officer" of the Company as defined in Rule 16a-1 of the Securities and Exchange Commission and if the sale of the stock at a profit within six months could subject such person to suit under Section 16(b) of the Exchange Act, the fair market value of the stock is determined, and the tax applicable thereto is incurred and the deduction allowed, at the end of such six-month period or at such earlier time as may be determined (i) by such person's election made within 30 days of the date of payment to be taxed sooner or
(ii) by the occurrence of an event which causes Section 16(b) of the Exchange Act to become inapplicable to such person.

     Upon the sale of shares of common stock received in payment or in partial payment of a performance award, the participant realizes long-term or short-term capital gain or loss, and the Company receives no further tax deduction.

     Restricted Stock. In general, the grant of restricted stock is not taxable. Instead, at the time restricted stock vests, an employee will recognize ordinary income equal to (1) the excess of the fair market value of such restricted stock on the date the shares vest over (2) the price, if any, paid for the restricted stock. Dividends paid on the shares before they vest will be taxed as additional compensation to the employee. An employee may, however, elect to recognize income as of the date of grant of the restricted stock in an amount equal to (1) the excess of the fair market value of the restricted stock on the date of grant over (2) the price, if any, paid for the restricted stock. Such employee will not recognize a loss for tax purposes in the event of a subsequent forfeiture of the shares.

     Tax Consequences to the Company. With regard to nonqualified stock options, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income will be recognized by the optionee, provided that the amount of the compensation is reasonable and any Federal income tax reporting and withholding requirements are satisfied. With regard to incentive stock options, if the holding period requirements outlined above that pertain to an incentive stock option are satisfied, no deduction will be available to the Company either upon the grant or exercise of an incentive stock option.

     Under certain circumstances, the Company's deduction may also be limited by the provisions of Section 162(m) of the Code. Section 162(m) generally limits the Company's deduction for certain types of compensation paid to each of its Chief Executive Officer and its four highest compensated officers (other than the Chief Executive Officer) to no more than $1 million per year.

     Under the so-called "golden parachute" provisions of the Code, certain awards vested or paid in connection with a change of control may also be nondeductible by the Company and may be subject to an additional twenty percent (20%) federal excise tax. Nondeductible "parachute payments" will in general reduce the $1 million limit on deductible compensation described above.

                         LUBY'S CAFETERIAS, INC.
            c/o American Stock Transfer & Trust Company
              40 Wall Street, New York, New York   10005

       This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints John B. Lahourcade, George H. Wenglein, and David B. Daviss, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Luby's Cafeterias, Inc. held on record by the undersigned on November 10, 1998, at the Annual Meeting of Shareholders to be held on January 8, 1999, or any adjournment thereof.

[X]  Please mark your votes as in this example.

1.  ELECTION OF DIRECTORS
    [ ] FOR   [ ] WITHHELD

    Nominees:  Ronald K. Calgaard
               Judith B. Craven
               David B. Daviss
               Arthur R. Emerson
               Roger R. Hemminghaus

    For, except vote withheld from the following nominee(s):
    ________________________________________________________

2. Proposal to amend the Certificate of Incorporation to change the corporate name to "Luby's, Inc."
    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3.  Proposal to approve the Luby's Incentive Stock Plan.
    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. Proposal to approve the appointment of Ernst & Young LLP as the independent public accountants of the corporation.
    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1, 2, 3, and 4.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

SIGNATURE _____________________________________  DATE _______________

SIGNATURE _____________________________________  DATE _______________
                 IF HELD JOINTLY

Note: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.